Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Administrator of

The FirstBank 401(k) Retirement Plan for Residents of the U.S. Virgin Islands and the United States of America:

We consent to the incorporation by reference in the registration statement (No. 333-106661) on Form S-8 of First BanCorp. of our report dated July 1, 2013, with respect to the statement of assets available for benefits of The FirstBank 401(k) Retirement Plan for Residents of the U.S. Virgin Islands and the United States of America as of December 31, 2012 and the related statement of changes in assets available for benefits for the year then ended, and the supplemental Schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2012, and Schedule H, line 4a – schedule of delinquent participant contributions which reports appear in the December 31, 2012 annual report for Form 11-K of The FirstBank 401(k) Retirement Plan for Residents of the U.S. Virgin Islands and the United States of America.

/s/ KPMG LLP

San Juan, Puerto Rico

July 1, 2013